Exhibit 10(h)(xxiv)

IDACORP

PO Box 70
Boise, Idaho 83707

Jan B. Packwood
Chief Executive Officer

July 9, 2004

Thomas R. Saldin
2166 Bluestem Lane
Boise, ID  83706

Dear Tom:

It is my pleasure to offer you a position with IDACORP and Idaho Power Company as Senior Vice President, General Counsel and Secretary.  After a thorough and thoughtful process of getting to know each other, to include your opportunities to meet with our senior executives and the majority of our legal department, it is clear to all that your extensive experience, education, and background will be a strong addition to the leadership team.

This offer includes a base salary of $250,000 per year, opportunities to earn both short-term and long-term incentives based on corporate performance, and a full menu of employee benefits currently available to new hires.  For your convenience, those are outlined in more detailed on the attachment to this letter.

As we have agreed, your starting date shall be October 1, 2004.  Bob Stahman, our incumbent General Counsel, plans to retire at the end of this year and we will leave it to the two of you to work out appropriate transition details.  You'll find Bob to be a very talented attorney with a wealth of institutional knowledge and the Company's best interest at heart.  I am pleased to see the two of you have already established an amiable relationship.

Tom, I believe you will find your association with our company both fulfilling and rewarding.  You appear to fit our culture perfectly, and you bring experience and maturity to the talented executive team who will lead us forward through the next decade.  For a company with a proud 88-year history, that is a unique honor and privilege.

With best regards,

/s/Jan

I, Thomas R. Saldin, accept IDACORP Inc.'s offer of employment for the position of Senior Vice President, General Counseland Secretary as set forth above and in the accompanying attachment.

Signed	/s/ Thomas R. Saldin
Thomas R. Saldin
Date	7/15/2004

Title:

Senior Vice President, General Counsel & Secretary

Date of Hire:	October 1, 2004

Compensation:

Base salary $250,000; paid at a rate of
$9,615.38 per bi-weekly pay period.

Participation in the IDACORP Executive Annual Incentive Plan. For 2004, the earnings on common goal and award opportunities as a percentage of base salary are as follows:

Threshold     $1.72     20%
Target           $1.86     40%
Maximum      $2.00     80%

If the annual incentive is earned for 2004 the final award will be pro-rated based on three months of service.

Beginning in 2005, you will participate in the Company's long-term incentive program that includes performance shares, restricted stock and stock options. The cumulative target level under these three plans is 60% of your base salary.

Benefits:

Eligibility, according to Plan guidelines, for Company benefit plans, which include Medical, Dental and/or Vision, Life, Accidental Death and Dismemberment coverages, Short-Term and Long-Term Disability benefits, Benefit Credit, Employee Assistance Program, Flexible Spending Account Plan, Employee Savings (401K) and the Pension Plan.

Flexible Time Off:

FTO hours are accrued each bi-weekly pay period.  These hours provide compensated time off for vacation, personal illness, illness of a family member, or other personal business.  The accrual rate is based on length of service and we are imputing your service for that purpose at 25 years in recognition of your seniority and experience with your previous employer.  The effective accrual rate is 9.23 hours per bi-weekly pay period (240 hours per year).  Our Payroll Department will make the necessary adjustments annually to supplement the standard accrual rate in our payroll system.  This initial FTO supplement will be three weeks and will be available to you as of your hire date.

SMSP:

You may participate in the Company's Security Plan for Senior Management Employees.  Under the Plan as currently designed you will earn maximum retirement benefit (SMSP + Pension Plan) of 6% per year of service for each of the first 10 years of service and 1% for each year of service thereafter up to a maximum of 75% of your final average pay (base + annual incentives).

The discussion above represents a high level overview of the Company's compensation and benefit plans. Dan Minor is available to provide a full explanation of the Company's compensation and benefits programs at your convenience.

You have the right to terminate your employment with the Company at any time and for any reason, or for no reason.  The Company reserves the right to terminate its employment relationship with you at any time and for any reason, or for no reason, with or without cause, and with or without prior warning or prior discipline.  During any period of time that you are an employee of the Company, you will be an "at will" employee.

This offer is contingent upon your completion of a drug test and the Company's acceptance of the results of both the drug test and a background investigation.